Exhibit 99.1
SEITEL, INC. ANNOUNCES EXPIRATION OF CONSENT SOLICITATION
WITH RESPECT TO ITS 11 3/4% SENIOR NOTES DUE 2011
HOUSTON, December 23, 2005/PRNewswire-FirstCall/ — Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today announced that its solicitation of consents (“Solicitation”) from holders of record as of December 12, 2005 of its 11 3/4% Senior Notes due 2011 (the “Notes”) to certain proposed amendments to the indenture governing the Notes (the “Indenture”) has expired without receiving the requisite number of consents. The proposed amendments would have excluded from the Indenture’s limitation on the amount of the Company’s capital expenditures during any fiscal year all monies paid or agreed to be paid by third parties to the Company and its restricted subsidiaries (as defined in the Indenture) for the purposes of funding the acquisition of new seismic data to which the Company and its restricted subsidiaries acquire ownership and to which the third party is granted a contemporaneous license with a limited exclusivity period.
In the consent solicitation, Seitel offered to pay a cash consent fee of $30 for each $1,000 of principal amount of Notes for which a consent was validly delivered and not revoked. Rob Monson, Seitel’s Chief Executive Officer, said “We thought the proposal presented an opportunity for both our noteholders and our stockholders. While we are disappointed that the solicitation was not successful, the Company does not expect the outcome of the consent solicitation to materially affect its business plan.”
ABOUT SEITEL
Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel’s products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi- component data. Seitel has ownership in over 34,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Contact:	Robert Monson, President and CEO
713-881-2816
Jennifer Tweeton, Vollmer Public Relations
713-970-2100